EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN
EDUCATION REALTY TRUST, INC.
AND
THOMAS TRUBIANA

EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and between Education Realty Trust, Inc. (the “Company”), and Thomas Trubiana (“You” or “Your”) (collectively, the “Parties”), is effective as of March 1, 2005, provided, however, that the Compensation Committee of the Board of Directors (the “Committee”) has granted You the restricted stock and profit interest units, described in Sections 3.D and E of this Agreement (the “Effective Dale”). Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section attached as Exhibit A. Exhibit A is incorporated by reference and is included in the definition of “Agreement.”
     WHEREAS, the Company desires to employ You as Senior Vice-President of Development of EDR’s subsidiary Allen & O’Hara Development Company, LLC (“AODC”), and You desire to accept said employment by the Company;
     WHEREAS, Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company;
     WHEREAS, the Trade Secrets and Confidential Information, and the relationship between the Company and each of its employees and customers are valuable assets of the Company and may not be used for any purpose other than the Company’s Business;
     WHEREAS, You acknowledge that if You were to perform services for a competitor during the Restricted Period, it would be inevitable that You would disclose the Company’s Trade Secrets and Confidential Information;
     WHEREAS, the Company has agreed to employ You in exchange for Your compliance with the terms of this Agreement;
     WHEREAS, the Company and You desire to express the terms and conditions of Your employment in this Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Employment and Duties
     A. Position. The Company shall employ You as Senior Vice President of Development of AODC.
     B. Duties. You agree to perform all duties that are consistent with Your position and that may otherwise be assigned to You by the Company from time to time.
     C. Reporting. You shall report directly to William Harris of the Company or any other executive designated by the Board of Directors (the “Board”) from time to time.

     D. Devotion of Time. You agree to (i) devote all necessary working time required of Your position, (ii) devote Your best efforts, skill, and energies to promote and advance the business and/or interests of the Company, and (iii) fully perform Your obligations under this Agreement. During Your employment, You shall not render services to any other entity, regardless of whether You receive compensation, without the prior written consent of the Company. You may, however, (i) engage in community, charitable, and educational activities, (ii) manage Your personal investments, and (iii) with the prior written consent of the Company, serve on corporate boards or committees, provided that such activities do not conflict or interfere with the performance of Your obligations under this Agreement or conflict with the interests of the Company.
     E. Company Policies. You agree to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including those described in the Company’s employee handbook. If this Agreement conflicts with such policies or procedures, this Agreement will control.
2. Term. The term of this Agreement shall be for a period of 3 years, beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”). Upon expiration of the Employment Period, this Agreement will automatically renew for a one-year period (each a “Renewal Period”), unless either Party notifies the other Party, in writing, at least sixty (60) days prior to the end of the Employment Period or the Renewal Period that the Agreement will not be renewed. If this Agreement is renewed in accordance with this Section, each Renewal Period shall be included in the definition of “Employment Period” for purposes of this Agreement. If this Agreement is not renewed in accordance with this Section, Your employment will either (a) terminate, or (b) convert to an at-will relationship, meaning that You may terminate your employment with the Company at any time and for any reason whatsoever simply by noticing the Company, and the Company may terminate your employment at any time with or without cause or advance notice. If this Agreement is not renewed and Your employment converts to an at-will relationship, then (a) the period in which You continue to be employed with the Company shall not be included in the definition of “Employment Period” for purposes of this Agreement, and (b) this Agreement will no longer be in effect; provided, however, that Paragraph 3.D (if You remain employed by the Company), the restrictive covenants, and all post-termination obligations contained in this Agreement shall survive termination of this Agreement.
     3. Compensation.
     A. Base Salary. During the Employment Period, the Company will pay You an annual base salary (“Base Salary”) of $135,000.00, minus applicable withholdings, in accordance with the Company’s normal payroll practices. Your Base Salary will be increased annually at the discretion of the Committee based upon Your performance and the Company’s performance; provided, however, that the annual increase in Your Base Salary shall not be less than the percentage increase in the applicable Consumer Price Index published by the U.S. Bureau of Labor Statistics.

     B. Performance Bonus. During the Employment Period, You will receive an annual bonus of up to 50% of Your Base Salary only if, as determined by the Committee in its sole discretion, You meet certain performance criteria established from year to year by the Committee or by EDR’s President (the “Bonus”). You will not receive any Bonus if You do not meet such criteria. In addition, You will not receive any Bonus if You are not employed on the date on which the Bonus is to be paid, except as otherwise provided in Sections 5.B, 5.C.v, and 6.iii of this Agreement. The Bonus will be subject to all applicable withholdings and will be paid as soon as reasonably practical after the end of the calendar year.
     C. Development Department Bonus Plan. During the Employment Period, You will be eligible to participate in a bonus pool consisting of a portion of the annual development fees received by AODC for annual distribution to participants in the development department bonus plan (the “Plan”). However, all monies You earn under the Plan will be reduced by any amount awarded as the Bonus. You will not receive the Plan bonus if You are not employed on the date on which the Plan bonus is to be paid, except as otherwise provided in Sections 5.B, 5.C.v, and 6.iii of this Agreement. Any bonus paid under the Plan will be subject to all applicable withholdings and will be paid as soon as reasonably practical after the end of the calendar year.
     D. Restricted Stock. As soon as possible after execution of this Agreement, the Company will request that the Committee grant You 10,000 restricted shares of the Company’s common stock (the “Restricted Stock”) pursuant to the terms and conditions of the Restricted Stock Grant Certificate (the “Restricted Stock Certificate”) to be prepared by the Company in accordance with the Stock Incentive Plan. The Restricted Stock shall vest pursuant to the terms of the Restricted Stock Certificate.
     For each year commencing after Your first year of employment and ending after Your fifth year of employment with the Company, and provided You achieve certain performance criteria established year-to-year by the Company’s President for the applicable year, as determined by the President, the Company will request that the Committee grant You 4,000 shares of Restricted Stock for the applicable year pursuant to the terms and conditions of the Restricted Stock Certificate to be prepared by the Company in accordance with the Stock Incentive Plan. The Restricted Stock shall vest upon grant.
     Your performance criteria will consist of reasonable business targets for You in Your capacity as Senior Vice-President of Development of AODC, and are anticipated to be achieved based on current projections and Your expected performance.
     E. Profits Interest Units. As soon as possible after execution of this Agreement, the Company will request that the Committee cause Education Realty Limited Partner, LLC, a Delaware limited liability company controlled by the Company (the “Profits Interest LLC”), to grant to You Units in Profits Interest LLC that will result in Your receiving with respect to such Units in Profits Interest LLC current distributions that are equivalent to those distributions that would be received by a holder of 20,000 Common Partnership Units in Education Realty Operating Partnership, LP, a Delaware

limited partnership (the “UPREIT’), pursuant to the terms and conditions of the operating agreement of the Profits Interest LLC, as such agreement may be amended, restated and supplemented from time to time (the “Profits Interest LLC Agreement”). A condition to Your receipt of such interest in the Profits Interest LLC shall be the execution by You of the Profits Interest LLC Agreement.
     F. Benefits Plans. During the Employment Period, You are eligible to participate in all benefit plans in effect for executives of the Company, who are at comparable levels of operational responsibilities, subject to the terms and conditions of such plans.
     G. Vacation. During the Employment Period, You are entitled to 4 weeks of paid vacation per calendar year. All vacation must be pre-approved by William Harris or any other executive designated by the Board.
     H. Executive Benefits. During the Employment Period, You will be entitled to receive all other fringe benefits available to executives of the Company, who are at comparable levels of operational responsibilities.
     I. Business Expenses. During the Employment Period, the Company will reimburse You for all approved business expenses incurred by You in the performance of Your duties under this Agreement in accordance with the policies and procedures of the Company.
     J. Penalties Reimbursement. Up to a maximum of $62,000, the Company will pay for any incurred expenses for early termination of your office lease and costs associated with the cancellation of the contract on the home that you are building in Austin.
     K. Relocation Expenses. The Company will pay for the reasonable cost of relocating Your residence from Austin, Texas to Memphis, Tennessee. Also, for a period of four (4) months, or until You close the sale on Your Austin home, whichever is shorter, the Company will pay for Your residence in Memphis, Tennessee and will pay for any reasonable, pre-approved expenses incurred in connection with searching for a new home in the Memphis, Tennessee area. If Your employment terminates for any reason during Your first year of employment, You agree to repay the Company 1/12th of the relocation expenses for each full month remaining prior to the first anniversary of the Effective Date.
     4. Termination. This Agreement may be terminated by any of the following events:
     A. Expiration of the Employment Period unless renewed/extended as set forth above.
     B. Mutual written agreement between You and the Company at any time.
     C. Your death.

     D. Your disability which renders You unable to perform the essential functions of Your job even with reasonable accommodation, as determined in the Company’s sole discretion.
     E. For Cause, which shall mean a termination by the Company, upon the action of the Board, because of any one of the following events:
(i)	Your insubordination;

(ii)	Your breach of this Agreement;

(iii)	Any act or omission by You which injures, or is likely to injure, the Company or the business reputation of the Company;

(iv)	Your dishonesty, fraud, malfeasance, negligence or misconduct;

(v)	Your failure to (a) satisfactorily perform Your duties under this Agreement, (b) follow the direction of any individual to whom You report, (c) abide by the policies, procedures, and rules of the Company, or (d) abide by laws applicable to You in Your capacity as an employee, executive, or officer of the Company;

(vi)	Your arrest, indictment for, conviction of or entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude;

(vii)	Your resignation unless such resignation is based upon Good Reason; or

(viii)	Your refusal to perform duties unless such refusal is based upon Good Reason.
     F. Your resignation for Good Reason.
     G. Without Cause, which shall mean any termination of employment by the Company which is not defined in sub-sections A-F above.
     5. Company’s Post-Termination Obligations
     A. If this Agreement terminates for the reasons set forth in Sections 4.A, B, or E above, then the Company will pay You all accrued but unpaid wages, based on Your then current Base Salary, through the termination date. The Company shall have no other obligations to You, including under any provision of this Agreement, Company policy, or otherwise; however, You shall continue to be bound by Section 7 and all other post-termination obligations to which You are subject, including, but not limited to, the obligations contained in this Agreement.
     B. If this Agreement terminates for the reasons set forth in Sections 4.C or D above, then the Company will pay You all accrued but unpaid wages and bonuses, based on Your then current Base Salary, through the termination date. The Company shall have no other obligations to You, including under any provision of this Agreement, Company policy, or otherwise; however, You shall continue to be bound by Section 7 and all other post-termination obligations to which You are subject, including, but not limited to, the obligations contained in this Agreement.
     C. If this Agreement terminates for any of the reasons set forth in Sections 4.F or G above, then the Company will pay You (i) all accrued but unpaid wages through the termination date, based on Your then current Base Salary (ii) a separation payment equal to twelve (12) months of Your then current Base Salary, to be paid over a period of twelve (12) months in accordance with the Company’s regular payroll practices; (iii) a payment for all accrued but unpaid vacation through Your termination date, based on Your then current Base Salary; (iv) a payment for all approved, but unreimbursed, business expenses, provided that a request for reimbursement of business expenses is submitted in accordance with the Company’s policies and submitted within five (5) business days of Your termination date; (v) a payment for all earned and accrued but unpaid bonuses; and (vi) payment of any COBRA continuation coverage premiums required for the coverage of You and Your eligible dependents under the Company’s major medical group health plan for a period of up to 12 months (or, if less, the period that You and Your eligible dependents are entitled to such COBRA continuation coverage).1 Except as set forth in this Section 5.C, the Company shall have no other obligations to You. The Company’s obligation to provide the payments set forth in this Section 5.C above shall be conditioned upon the following (the “Separation Conditions”):
(i)	Your execution and non-revocation of a Separation & Release Agreement in a form prepared by the Company by which You release the Company from any and all liability and claims of any kind, and

(ii)	Your compliance with the restrictive covenants (Section 7) and all post-termination obligations, including, but not limited, the obligations contained in this Agreement
     D. If You do not execute an effective Separation & Release Agreement as set forth above, the Company will not provide any payments or benefits to You under Section 5.C. The Company’s obligation to make the separation payments set forth in Section 5.C shall terminate immediately upon any breach by You of any post-termination obligations to which You are subject.
6. Change of Control. Notwithstanding the provisions of Section 5, if, within one (1) year following a Change of Control, the Company terminates Your employment without Cause, as defined in Section 4.0, then the Company will pay You (i) all accrued but unpaid wages through the termination date, based on Your then current Base Salary; (ii) a separation payment equal to 12 months of Your then current Base Salary, to be paid within thirty (30) days of Your termination date; (iii) a payment for all earned and

[1]	You and Your eligible dependents shall be solely responsible for any requirements which must be satisfied or actions that must be taken in order to obtain such COBRA continuation coverage other than the payment of COBRA premiums.

accrued but unpaid bonuses; and (iv) payment of any COBRA continuation coverage premiums required for the coverage of You and Your eligible dependents under the Company’s major medical group health plan for a period of up to 12 months (or, if less, the period that You and Your eligible dependents are entitled to such COBRA continuation coverage).2 The payments and benefits set forth in this Section 6 shall be provided to You in lieu of any benefits to which You may be entitled to receive under Section 5.C above; provided, however, that Your right to receive the separation payments and benefits set forth in this Section 6 shall be subject to the Separation Conditions set forth in Section 5.C above. The separation payments and benefits set forth in this Section 6 shall constitute full satisfaction of the Company’s obligations under this Agreement, any Company policy, or otherwise.
     7. Your Post-Termination Obligations.
     A. Return of Materials. Upon the termination of Your employment for any reason, You will return to the Company all of the Company’s property, including, but not limited to, keys, passcards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other property, record, document or piece of equipment belonging to the Company.
     B. Set-Off. If You have any outstanding obligations to the Company upon the termination of Your employment for any reason, You hereby authorize the Company to deduct any amounts owed to the Company from Your final paycheck and/or any amounts that would otherwise be due to You, including under Sections 5 or 6 above.
     C. Non-Disparagement. During Your employment and upon the termination of Your employment with the Company for any reason, You will not make any disparaging or defamatory statements, whether written or verbal, regarding the Company.
     D. Restrictive Covenants. You acknowledge that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living after Your employment with the Company ends.
(i)	Trade Secrets and Confidential Information. You represent and warrant that (a) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing the duties contemplated by this Agreement or otherwise complying with this Agreement, and (b) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
You agree that You will not: (a) use; disclose, or reverse engineer the Trade Secrets or The Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (b) during

[2]	Id.

Your employment with the Company, use, disclose, or reverse engineer (1) any confidential information, or trade secrets of any former employer or third party, or (2) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (c) upon Your resignation or termination (1) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (2) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s written consent.
The obligations under this Section 7 shall remain in effect as long as the information constitutes a trade secret or Confidential Information under applicable law. The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
(ii)	Non-Competition. During the Restricted Period, You agree that You shall not perform the Duties, individually or on behalf of any person, firm, partnership, association, business organization, corporation or entity engaged in the Business within the Territory. The Parties agree and acknowledge that: (a) the periods of restriction and Territory of restriction contained in this Agreement are fair and reasonable in that they are reasonably required for the protection of the Company and that the Territory is the area in which You perform services for Company; and (b) by having access to information concerning employees and actual or prospective Customers of Company, You shall obtain a competitive advantage as to the Company.

(iii)	Non-Solicitation of Customers. During the Restricted Period, You will not, directly or indirectly, solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business within the Territory. The restrictions set forth in this Section 7 apply only to the Customers with whom You had Contact.

(iv)	Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with The Company or (b) work for any other person or entity engaged in the Business.
     E. Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of page 1, Section 7D, page 12, and Exhibit A of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee or independent contractor. If, during the Restricted Period, You work or consult for another person or entity as an owner, partner, joint venturer, employee or independent contractor, You shall provide the Company with such person or entity’s name, the nature of such person or entity’s business, Your job title, and a general description of the services You will provide.
     F. Resignation. Upon the termination of Your employment with the Company for any reason and upon the request of the Company, You shall deliver to the Company a written resignation from all offices, membership on the Board, and fiduciary positions, if any, in which You serve for the Company and each of its subsidiaries and affiliates.
8. Work Product. Your employment duties may include inventing in areas directly or indirectly related to the Business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire. If (a) any of the Work Product may not be considered work made for hire, or (b) ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, You assign all presently-existing Work Product to the Company, and agree to assign, and automatically assign, all future Work Product to the Company.
     The Company will have the right to obtain, and hold in its own name, copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company’s request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (a) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an “Application”), (b) explaining the nature of the Work Product to persons designated by the Company, (c) reviewing Applications and other related papers, or (d) providing any other assistance reasonably required for the orderly prosecution of Applications.
     You agree to provide the Company with a written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances attendant to the creation sufficient of such Work Product.
9. License. During Your employment and after Your employment with the Company ends, You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (ii) authorize others to do the same. You shall notify the Company in writing of any Licensed Materials You deliver to the Company.
10. Release. During Your employment and after Your employment with the Company ends, You consent to the Company’s use of Your image, likeness, voice, or other characteristics in the Company’s products or services. You release the Company from any causes of action that You have or may have arising out of the use, distribution adaptation, reproduction, broadcast, or exhibition of such characteristics.

11. Injunctive Relief. You agree that if You breach Section 7 of this Agreement (a) the Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (c) if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
12. Payment of Defense Costs. If You are individually named as a defendant in a lawsuit relating to or arising out of the performance of Your duties for the Company pursuant to this Agreement, then the Company agrees to pay the reasonable attorneys’ fees and expenses You incur in defending such lawsuit (the “Defense Costs”). The Company will not pay any damages or any other sums or relief for which You are held liable. Payment of the Defense Costs shall be the Company’s only obligation under this Section. If You are held liable, then You agree to reimburse the Company for all Defense Costs the Company paid to You or on Your behalf. The Company’s obligation under this Section shall not apply to any claim or lawsuit brought by the Company against You.
13. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
14. Attorneys’ Fees. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
15. Waiver. Either Party’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Either Party’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
16. Entire Agreement. This Agreement, including Exhibit A that is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement Other than terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
17. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

18. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in Section 7 of this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for cessation.
19. Governing Law. The laws of the State of Tennessee shall govern this Agreement. If Tennessee’s conflict of law rules would apply another state’s laws, the Parties agree that Tennessee law shall still govern.
20. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.
21. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:	Attention: Chief Financial Officer
Education Realty Trust, Inc.
530 Oak Court Drive
Suite 300
Memphis, TN 38117

With a simultaneous copy to:	Rosemarie A. Thurston, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, GA 30326

To Executive:	Thomas Trubiana
708 Windsong Trail
Austin, Texas 78746

With a simultaneous copy to:	James H. Bownas, Esq.
Gamble Hartshorn Johnson, LLC
One East Livingston Avenue
Columbus, OH 43215
     Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section.
22. Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Tennessee. You consent to the personal jurisdiction of the state and/or federal courts located in Tennessee. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
23. AFFIRMATION. YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, YOU KNOW AND UNDERSTAND ITS TERMS AND CONDITIONS, AND YOU HAVE HAD THE OPPORTUNITY TO ASK THE COMPANY ANY QUESTIONS YOU MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.
24. Compliance with Code §409A. Notwithstanding any provision of this Agreement to the contrary, it is the intent of the parties hereto that this Agreement shall not create or provide for any “nonqualified deferred compensation plan” (as defined in Code §409A(d)(l)) unless such “nonqualified deferred compensation plan” shall meet the requirements of Code §409A(a)(2), (3) and (4), and this Agreement and any plans, agreements or arrangements between the parties shall be interpreted accordingly. If any “nonqualified deferred compensation plan” created or provided for pursuant to this Agreement shall fail to meet the requirements of Code §409A(a)(2), (3) or (4) due to a term or provision of such “nonqualified deferred compensation plan” prior to taking into account the provisions of this paragraph 24, such “nonqualified deferred compensation plan” and its corresponding terms or provisions causing such failure shall be deemed to be modified and shall be interpreted (1) so as not to allow any distributions or payments to be made until one of the events listed in Code §409A(a)(2)(A) have occurred, (2) so as not to allow any acceleration of the time or schedule of any payment or distribution in accordance with Code §409A(a)(3), and (3) so that any elections regarding deferrals, or the timing or form of distributions or payments, shall comply with the provisions of Code §409A(a)(4). For example, should this Agreement provide for a payment from a “nonqualified deferred compensation plan” earlier than the occurrence of an event listed in Code §409A(a)(2)(A), suck payment shall not occur until the occurrence of an event listed in Code §409A(a)(2)(A) notwithstanding any terms or provisions of any document effectuating such “nonqualified deferred compensation plan” to the contrary, and this Agreement shall be deemed to be modified accordingly.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

EDUCATION REALTY TRUST, INC.
By:	/s/ Paul D. Bower
	Name:	Paul D. Bower
	Title:	President

Date: 2-8-05

THOMAS TRUBIANA
/s/ Thomas Trubiana

Date: February 7, 2005

EXHIBIT A
DEFINITIONS
A.	“Business” shall mean the business of owning and managing off-campus student housing communities, providing third-party management services for student housing communities, and providing third-party development consulting services for student housing communities. Notwithstanding anything to the contrary in this Agreement, You shall hot be restricted from (1) owning and operating real property which is used in the student housing industry, but only if such real property, or a direct or indirect interest therein, is acquired or developed by You with the Company’s knowledge and approval during Your employment by the Company (which approval may be withheld in the Company’s sole discretion for any reason or for no reason); or (2) at any time after the conclusion of Your employment with the Company, developing, owning and operating one student housing facility with not more than 600 beds which could otherwise be deemed to be a part of the Business, provided, however, that the authorized student housing facility does not service the student body of any colleges or universities within the Territory that are being serviced by the Company.
B.	“Change of Control” means (i) the sale, transfer, or other disposition of eighty percent (80%) or more of the aggregate value of the Company’s assets, as reasonably determined by the Board, or (ii) a sale of fifty percent (50%) or more of the then outstanding voting stock of the Company in a single transaction or a series of related transactions.
C.	“Confidential Information” means (i) information of the Company, to the extent not considered a Trade Secret under applicable law, that (a) relates to the business of the Company, (b) possesses an element of value to the Company, (c) is not generally known to the Company’s competitors, and (d) would damage the Company if disclosed, and (ii) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.
D.	“Contact” means any interaction between You and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company, and (ii) occurs during the last year of Your employment with the Company (or during Your employment if employed less than a year).

E.	“Customer” means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.
F.	“Duties” means soliciting development consulting work and executing project engagements for development consulting.
G.	“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.
H.	“Good Reason” shall exist if (i) the Company, without Your written consent, materially reduces Your then current title, duties or responsibilities, provided, however, that the occurrence of a Change of Control and the corresponding change in Your duties and responsibilities one (1) or more year(s) after the Change of Control shall not, by itself, be sufficient to qualify as Good Reason under this clause, (ii) You provide written notice to the Company of such action and provide the Company with thirty (30) days to remedy such action (the “Cure Period”), (iii) the Company fails to remedy such action within the Cure Period, and (iv) You resign within ten (10) days of the expiration of the Cure Period. Good Reason shall not include any isolated, insubstantial or inadvertent action that (i) is not taken in bad faith, and (ii) is remedied by the Company within the Cure Period.
I.	“Licensed Materials” means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers.
J.	“Restricted Period” means the time period during Your employment with, the Company, and for one year after Your employment with the Company ends.
K.	“Territory” means the states of Alabama, Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Maryland, Michigan, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee and Texas.
L.	“Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
M.	“Work Product” means (i) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship,

including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of You, and artistic works, and (ii) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by You while employed by the Company and that either (i) is created within the scope of Your employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the Business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company’s time, resources, data, facilities, or equipment.